Exhibit B(iii)

SUNAMERICA FOCUSED SERIES, INC.

AMENDMENT NO. 2 TO THE BY-LAWS

The By-Laws of SunAmerica Focused Series, Inc. (the “Corporation”) shall be amended in the following respect:

1.	The name of the Corporation is:

SunAmerica Focused Series, Inc.

2.	The following replaces in its entirety Section 4.02 of Article IV of the Corporation’s By-Laws:

4.02 Chairman of the Board. If the elected Chairman is deemed to be an Independent Director, for purposes of the Investment Company Act of 1940, as amended, then such Chairman shall not be an officer of the Corporation under the provisions of Section 4.02. The duties of such Chairman shall be limited to presiding over all meetings of the Board of Directors, and may include such other duties that may be prescribed by the Directors which shall not otherwise be in conflict with his or her role as an Independent Director.

IN WITNESS WHEREOF, I have hereunto set my hand this 15th day of January, 2004.

By:
Joseph P. Kelly
Secretary
SunAmerica Focused Series, Inc.